Exhibit 99.1

Synergy CHC Corp Reports Growth in Earnings Per Share for its First Quarter 2025 Financial Results and its Ninth Consecutive Quarter of Profitability

WESTBROOK, Maine, May 15, 2025 – Synergy CHC Corp. (NASDAQ: SNYR) (“Synergy” or the “Company”), a provider of consumer health care and lifestyle products, is announcing its financial results for the three months ended March 31, 2025.

“We are very pleased to report 30% growth in earnings per share year-over-year, marking our ninth consecutive quarter of profitability,” said Jack Ross, CEO of Synergy. “Additionally, we expanded our EBITDA margins significantly to 24.1% compared to 19.7% in the prior year period. This performance highlights the strength of our operating model and our ongoing discipline around cost management.”

“We continue to make meaningful progress toward our 2025 priorities, including preparing for international expansion into three new markets later this year for our FOCUSfactor brand and Ready-To-Drink beverages, and expanding our Flat Tummy product line in response to rising interest in GLP-1 support. We also successfully entered into term sheets to refinance our debt that we expect to close as expeditiously as possible, which is expected to accelerate free cash flow in the business in the near term and extend our debt maturity date into 2029. This will provide us the added flexibility to pursue our long-term strategic goals and accelerate our 2025 growth initiatives. With continued momentum and the expected refinancing, Synergy has a clear path forward. We remain confident in our ability to drive sustainable growth and shareholder value. We are truly excited about our ability to accelerate our growth initiatives in the coming quarters.”

First Quarter 2025 Financial Summary vs. Same Year-Ago Period

●	Revenue of $8.2 million vs. $9.4 million.
●	Gross margin of 75.4% vs. 72.0%.
●	Income from operations of $1.9 million vs. $1.8 million.
●	Net income of $876.3 thousand vs. $580.5 thousand.
●	Earnings per share of $0.10 vs. $0.08.
●	EBITDA, a non-GAAP financial measure, was $1.98 million vs. $1.85 million.

Recent Business Highlights

●	Synergy entered and continued debt refinancing negotiations during and after the first quarter, aiming to extend the maturity to 2029.
●	Synergy has established a wholly owned subsidiary in Mexico and is actively working to onboard several key suppliers and retailers in the region.
●	Synergy signed a new long-term supplier agreement for FOCUSfactor products, effective April 2025, which is expected to deliver significant cost savings.
●	During the first quarter, the Company reduced outstanding liabilities by $1.7 million.

First Quarter 2025 Financial Results

Revenue in the first quarter of 2025 was $8.2 million, down 13% compared to $9.4 million in the first quarter of 2024. The decrease was driven by a new product sell-in to one customer in 2024, that did not repeat in 2025.

Gross margin in the first quarter of 2025 was 75.4% compared to 72.0% in the first quarter of 2024. The increase was largely driven by a favorable shift in product mix.

Operating expenses in the first quarter of 2025 were $4.2 million, down 15% compared to $5.0 million in the first quarter of 2024. The improvement was driven by management of operating costs and the decrease in net revenue.

Income from operations for the first quarter of 2025 was $1.9 million, up 8% compared to $1.8 million in the first quarter of 2024. The increase in operating income was due to a decrease in operating expenses.

Net income in the first quarter of 2025 was $876.3 thousand, up 51% compared to net income of $580.5 thousand in the first quarter of 2024.

EBITDA (a non-GAAP financial measure) in the first quarter of 2025 was $1.98 million, up 7% compared to $1.85 million in the first quarter of 2024. The increase was primarily due to lower SG&A expenses.

Balance Sheet and Cash Flow

As of March 31, 2025, Synergy had approximately $177.9 thousand in cash and cash equivalents, compared to $687.9 thousand in cash and cash equivalents as of December 31, 2024. As of March 31, 2025, Synergy had $31.3 million in total liabilities, compared to $33.0 million in total liabilities as of December 31, 2024, an improvement of $1.7 million.

As of March 31, 2025, Synergy had $2.3 million in inventory, compared to $1.7 million in inventory as of December 31, 2024.

Cash used in operating activities for the three months ended March 31, 2025 was $822.8 thousand compared to cash used in operating activities of $858 thousand for the three months ended March 31, 2024.

EBITDA

Along with this information, to assist financial statement users in an assessment of our historical performance, the Company discloses non-GAAP financial measures in press releases and on investor conference calls and related events, as the Company believes that the non-GAAP information enhances investors’ overall understanding of our financial performance, and should be read in addition to, rather than instead of, the financial statements prepared in accordance with GAAP.

The following table reconciles net income to EBITDA (in millions of US dollars):

	3 Months ended March 31
	2025	2024
Net income for the period	$0.88	$0.58
Adjusted for:
Interest expense, net	1.08	1.11
Amortization of intangible assets	0.03	0.03
Taxes expense (benefit)	(0.01)	0.13
EBITDA	$1.98	$1.85

Conference Call

In conjunction with this announcement, Synergy will host a conference call at 9:00 a.m. ET / 6:00 a.m. PT on May 15, 2025 with the Company’s Chief Executive Officer, Jack Ross, and the Company’s Chief Financial Officer, Jaime Fickett. A live webcast of the call will be available on the Investor Relations section of Synergy’s website. To access the call by phone, please register here and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call 15 minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time on the Company’s website.

About Synergy CHC Corp.

Synergy CHC Corp. is a provider of consumer health care and lifestyle products. Synergy’s current brand portfolio consists of two marquee brands, FOCUSfactor, a clinically-tested brain health supplement that has been shown to improve memory, concentration and focus, and Flat Tummy, a lifestyle and wellness brand that provides a suite of nutritional products to help women achieve their weight management goals.

Forward Looking Statements

Certain statements contained in this press release constitute “forward-looking statements,” including statements regarding expansion and growth initiatives, refinancing of our indebtedness and our free cash flow. These forward-looking statements represent Synergy’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, which are set forth in Synergy’s registration statement on Form S-1, as amended, many of which are outside of Synergy’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Synergy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Synergy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Synergy’s filings with the SEC. The risk factors and other factors noted in Synergy’s filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Investor Relations

Gateway Group

Cody Slach

949.574.3860

SNYR@gateway-grp.com

Synergy CHC Corp.

Condensed Consolidated Balance Sheets

	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$177,882	$687,920
Restricted cash	100,000	100,000
Accounts receivable, net	4,380,518	5,321,037
Other receivables	1,855,000	1,999,637
Loan receivable (related party)	4,375,892	4,375,059
Prepaid expenses (including related party amount of $508,879 and $312,966, respectively)	2,170,263	1,859,563
Inventory, net	2,346,487	1,716,552
Total Current Assets	15,406,042	16,059,768

Intangible assets, net	250,000	283,333

Total Assets	$15,656,042	$16,343,101

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities (including related party payable of $217,956 and $88,644, respectively)	$3,098,590	$5,191,868
Income taxes payable	77,564	242,977
Contract liabilities	36	24,252
Short term loans payable, net of debt discount	4,754,555	7,725,272
Current portion of long-term notes payable, net of debt discount and debt issuance cost, related party	135,000	4,000,000
Total Current Liabilities	8,065,745	17,184,369

Long-term Liabilities:
Notes payable, net of debt discount, related parties	12,333,053	8,333,053
Notes payable	10,896,610	7,457,022
Total long-term liabilities	23,229,663	15,790,075
Total Liabilities	31,295,408	32,974,444

Commitments and contingencies

Stockholders’ Deficit:
Common stock, $0.00001 par value; 300,000,000 shares authorized; 8,752,178 and 8,721,818, shares issued, respectively; 8,572,105 and 8,541,745 outstanding, respectively	88	87
Additional paid in capital	27,761,307	27,643,660
Accumulated other comprehensive loss	(49,712)	(47,777)
Accumulated deficit	(43,223,549)	(44,099,813)
Less: Treasury stock (180,073 shares) at cost	(127,500)	(127,500)
Total stockholders’ deficit	(15,639,366)	(16,631,343)
Total Liabilities and Stockholders’ Deficit	$15,656,042	$16,343,101

Synergy CHC Corp.

Unaudited Condensed Consolidated Statements of Income and Comprehensive Income

	For the three months ended	For the three months ended
	March 31, 2025	March 31, 2024
Revenue
Product Sales	6,670,534	$9,411,863
License Revenue	1,500,000	-
Total Revenue	8,170,534	9,411,863

Cost of Sales	2,006,513	2,637,139

Gross Profit	6,164,021	6,774,724

Operating expenses
Selling and marketing	2,876,271	3,584,677
General and administrative	1,306,714	1,348,385
Depreciation and amortization	33,333	33,333
Total operating expenses	4,216,318	4,966,395

Income from operations	1,947,703	1,808,329

Other (income) expenses
Interest income	(13,882)	(387)
Interest expense	1,095,369	1,109,980
Remeasurement loss (gain) on translation of foreign subsidiary	1,412	(8,983)

Total other expenses	1,082,899	1,100,610

Net income before income taxes	864,804	707,719
Income tax benefit (expense)	11,460	(127,189)

Net income after tax	$876,264	$580,530

Net income per share – basic	$0.10	$0.08
Net income per share – diluted	$0.10	$0.08

Weighted average common shares outstanding
Basic	8,560,636	7,373,745
Diluted	8,577,620	7,373,745
Comprehensive income:
Net income	$876,264	$580,530
Foreign currency translation adjustment	(1,935)	131,637
Comprehensive income	$874,329	$712,167

Synergy CHC Corp.

Unaudited Condensed Consolidated Statements of Cash Flows

	For the three months ended	For the three months ended
	March 31, 2025	March 31, 2024
Cash Flows from Operating Activities
Net income	$876,264	$580,530
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt discount and debt issuance cost	406,841	-
Depreciation and amortization	33,333	33,334
Foreign currency transaction loss (gain)	(3,137)	11,178
Remeasurement gain on translation of foreign subsidiary	(1,412)	(8,983)
Non cash implied interest	-	7,199
Changes in operating assets and liabilities:
Accounts receivable	940,519	(318,330)
Other receivables	144,637	-
Loan receivable, related party	(833)	25,162
Inventory	(629,935)	1,016,455
Prepaid expenses	(114,787)	(202,888)
Prepaid expense, related party	(195,913)	(165,687)
Income taxes payable	(165,413)	(20,315)
Contract liabilities	(24,216)	12,932
Accounts payable and accrued liabilities	(2,218,041)	(1,808,989)
Accounts payable, related party	129,312	(19,640)
Net cash used in operating activities	(822,781)	(858,042)

Cash Flows from Investing Activities	-	-

Cash Flows from Financing Activities
Advances from related party	135,000	1,400,000
Repayment of notes payable, related party	-	(84,500)
Proceeds from notes payable	1,496,250	125,000
Repayment of notes payable	(1,316,572)	(435,880)
Net cash provided by financing activities	314,678	1,004,620

Effect of exchange rate on cash, cash equivalents and restricted cash	(1,935)	131,637
Net decrease in cash, cash equivalents and restricted cash	(510,038)	278,215

Cash and restricted cash, beginning of year	787,920	732,534
Cash and restricted cash, end of period	$277,882	$1,010,749

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$573,529	$1,102,781
Income taxes	$-	$147,728

Supplemental Disclosure of Noncash Investing and Financing Activities:
Accounts payable converted to loan payable upon settlement	$-	$3,770,824
Issuance of common stock for loan financing	$117,648	$-